Exhibit 10.32

23 June 2000

Private & Confidential

Mr Robert Day	ICO Global Communications
4736 Bulova Street	Services Inc
Torrance	The Corporation Trust Company
CA 90503	1209 Orange Street
USA	Wilmington
Delaware

Dear Bob

This letter constitutes your employment agreement with ICO Global Communications Services Inc (“Employer”).

1.                                      TITLE

1.1.                              You are employed as Vice President, Space Systems and you will report to the Senior Vice President and Chief Engineering Officer or other such person as the Employer may from time to time direct. Your position is a band 4 within the Employer’s internal structure.

1.2.                              You will be expected to carry out such duties as the Employer may from time to time reasonably require consistent with your job title and band.

2.                                      WORK AUTHORIZATION

2.1.                              It is a condition of your employment that you hold and continue to hold a work permit or other appropriate authorization to enable you to work for the Employer in the United States. No guarantee can be given by the Employer that such a work permit or authorization will be forthcoming from the appropriate authorities.

3.                                      TERM OF EMPLOYMENT

3.1.                              Your employment with the Employer will commence on a date to be confirmed. No period of employment with any other employer will count as continuous employment with the Employer.

/s/ RD
Initials

3.2.                              Your employment with the Employer shall be “at-will”, meaning that either you or the Employer will terminate your employment with or without cause, subject only to the notice requirements set forth in Paragraph 8 of this Agreement.

3.3.                              Your employment is subject to such general conditions of employment as the Employer may prescribe, whether in the staff handbook or elsewhere. By signing this agreement you acknowledge that you have received and read the staff handbook.

4.                                      REMUNERATION AND BENEFITS

4.1.                              You will be compensated at the rate of United States Dollars $15,417 per month, less appropriate deductions for employment taxes and social security contributions (FICA), withholding for Federal and State income taxes, and as otherwise required under Federal and State law.

4.2.                              You will be paid on the last working date of each calendar month for the work you performed during that month.

4.3.                              You will be eligible to participate in such discretionary annual and long-term bonus programs as the Employer may establish from time to time for employees of your band, subject to such terms and conditions as the Employer may specify. Terms of the annual discretionary bonus program(s) for which you are eligible are attached. The nominal target for the annual bonus shall be 30%.

4.4.                              The Employer will provide you with the following benefits, subject to all applicable conditions of eligibility:

•                  A defined contribution 401(k) Retirement Plan;

•                  A managed care health insurance plan;

•                  An indemnity dental care plan;

•                  Life Insurance;

•                  Disability Insurance;

•                  Personal Accident Insurance.

To obtain more details regarding the terms of these benefit plans, please see the enclosed summary or contact Angela McGregor, Compensation & Benefits Specialist (tel: + 44 208 600 1002).

The Employer also reserves the right to terminate one or more of these benefit plans, to substitute another plan and to alter the terms of any of these plans, and if it does so, the Employer will be under no obligation to replace the terminated or altered plan with identical or similar benefits. However, it will notify you of any such change in benefits as required by law.

5.                                      HOURS AND PLACE OF WORK

5.1.                              Your normal hours of work will be 9.00 am until 5.00 pm Mondays to Fridays, although the Employer reserves the right to vary your workdays and your start and finish times according to business needs. You will be informed of any changes in your workdays or normal hours or work before they are implemented. The Employer also reserves the right to require you to work such additional hours as may be necessary to properly perform your duties with no additional remuneration.

5.2.                              You initially will work at 2260 East Imperial Highway, El Segundo, Los Angeles, CA 90245 but the Employer may require you without any additional remuneration to relocate and to work at any new premises of the Employer as may be established within a reasonable distance of your initial place of work under this Agreement. In addition, the Employer may require you to travel both within and outside the United States in the course of your duties with the standard expense reimbursement arrangement.

5.3.                              If the place of work moves beyond a reasonable distance or the travel requirements become unreasonable (more than one quarter of a year) then you may elect to choose to terminate and the terms of Employer notice in sections 8.2 and 8.3 shall take effect.

6.                                      VACATION AND HOLIDAYS

6.1.                              Your maximum annual vacation entitlement is 25 working days at full pay in each calendar year. Vacation will be earned on a pro-rata basis for each day you work.

6.2.                              You are encouraged to take your vacation during the year in which you earn it. The Employer understands that circumstances may preclude you from using your earned vacation time each and every year and therefore it will permit you to carry over your earned but unused vacation time from one year to the next. However, in order to encourage you to use your vacation, it is the Employer’s policy that once you accrue a certain number of unused vacation days you will stop earning additional vacation until you reduce the number of your accrued but unused vacation days below that number. The number of unused vacation days that you may accrue before you will stop earning additional vacation is twenty-five (25) days.

6.3.                              You will be required to obtain the approval of your manager before you may take off vacation time.

6.4.                              In addition to your vacation, you will be entitled each year to take the United States public holidays. These are listed in the Staff Handbook.

7.                                      POST OFFER MEDICAL EXAMINATION

7.1.                              The Employer may require as a condition of your employment that you consent to a post offer medical examination by a doctor of its choice once you have received an offer of employment which is conditional only upon passing the examination. The Employer also may require that you consent to a medical examination by a doctor of its choice if you are absent from work due to illness. Please complete the enclosed copy of our post offer medical questionnaire. Once you have completed the details, you should fax a copy of this questionnaire to Dr George Kaye, fax number 011 44 207 370 4633 and return the original document in the provided pre-addressed envelope. Please note that only Dr Kaye or his qualified medical representatives will view this questionnaire.

8.                                      NOTICE PERIOD

8.1.                              You will be required to give the Employer a minimum of six months’ prior notice in writing to terminate your employment.

8.2.                              Except in cases of dismissal for cause, the Employer will provide you with six months’ prior notice before terminating your employment. Notice shall be in writing. Dismissal for cause includes any dismissal based upon your breach of any significant term of this Agreement, your gross neglect of duty, or your significant incapacity to perform the duties of your job.

8.3.                              The Employer reserves the right to pay salary in lieu of notice or any part thereof. In addition you may elect to take a payment in lieu of notice instead of working the notice after the Employer has given notice.

8.4.                              In the case of a fundamental breach by the Employer of any of his obligations under the terms of this contract you may elect to terminate the contract and the terms under clause 8.2 and 8.3 shall apply. For the avoidance of doubt the following will be considered a fundamental breach: significant reduction in responsibility, reduction in the total compensation structure, reduction in band and / or breach of a significant term of this contract.

9.                                      CONFIDENTIALITY

9.1.                              During your employment, you may have access to or become acquainted with proprietary trade secret information belonging to the Employer, its contractors or corporate affiliates such as information concerning its organization, business and affairs, its client lists, supplier lists, pricing information, profit margins, referral source lists, client presentations (actual and proposed), sales and financing projections, budget information and procedures, computer software, techniques of operation, employee compensation and financial structure, and future promotion plans and strategies or any kind or nature. You agree that all such information is highly confidential, a valuable trade secret, and the sole property of the Employer and that your protection and preservation of the confidentiality of that information is absolutely vital to the continued success of the Employer. Accordingly, you agree not disclose, reveal, or divulge to any person any such information or other trade secrets, directly or indirectly, or use them in any way, except as required in the course of your employment under this Agreement.

9.2.                              Upon termination of your employment with the Employer, or at any other time the Employer requests you to do so, you will promptly deliver to it all material and documentation relating to the Employer, its contractor, or corporate affiliate including all memoranda, notes, records, reports, manuals, drawings, blueprints, employee lists, customer lists, referral source lists, vendor service lists, software programs, and any other documentation, whether or not of a confidential nature, belonging to the Employer, its contractor or corporate affiliates, including all copies of such materials which you may then possess or have under your control.

9.3.                              Because a breach or threatened breach of the provisions of paragraphs 9.1 or 9.2 is likely to result in damage or loss to the Employer which will be difficult to measure and which cannot be reasonably or adequately compensated in damages, you agree that the Employer may seek injunctive and other equitable relief to prevent a breach of paragraphs 9.1 and 9.2 without the necessity of posting a bond. If the Employer seeks or obtains such equitable relief, it shall not constitute a waiver of any of its other rights or remedies for breach of this section.

9.4.                              You agree that the provisions of this section shall survive termination of your employment.

10.                               INTELLECTUAL PROPERTY RIGHTS

10.1.                        All memoranda, reports, drawings, concepts, designs, programs, promotions, software and other materials or documents, whether or not confidential, created or developed by you in the course of, or otherwise arising out of your employment with the Employer (whether alone or in conjunction with any other person), or which you may disclose to the Employer during your employment with it shall be the sole and absolute property of the Employer, and you agree that you will not have, and will not claim to have, any right, title or interest of any kind or nature whatsoever in or to such materials. You further agree to execute any and all documents required by the Employer in order to evidence or perfect its ownership of such materials, including Agreement Regarding Rights to Intellectual Property, attached hereto as Exhibit A, and otherwise to comply with the Employer’s Patent Development Procedure, a copy of which shall be provided to you.

10.2.                        The provisions of this section shall survive termination of your employment.

11.                               DISCIPLINARY PROCEDURE AND GRIEVANCE PROCEDURE

11.1.                        The Employer’s disciplinary and grievance procedures are attached for your information in the staff handbook. However, these procedures do not express or imply any contractual obligation by the Employer to follow any procedure with respect to discipline; as stated in paragraph 3.2, employment is at will.

11.2.                        The Employer complies with the employment laws of the United States and the States in which it does business and in particular does not discriminate against any employee or applicant on the basis of race, color, religion, gender, national origin, age, disability, or any other status protected by law.

12.                               UNFAIR COMPETITIVE PRACTICES

12.1.                        You agree to devote your full time, attention, skill, and efforts to the performance of duties for the Employer. Because you are working for the Employer, you may not enter into any employment or independent contractor relationship with any other person or entity without the advance written consent of an authorized representative of the Employer and you may not engage in or participate in any business that is in competition in any manner whatsoever with the business of the Employer.

12.2.                        During and for a period of eighteen (18) months after your employment with the Employer ends you will not solicit or take away any person, entity or business that is a customer or prospective customer of the Employer, you will not solicit, induce or influence any person employed or engaged by the Employer to terminate his or her working relationship with the Employer, you will not make any disparaging comments to any third party regarding the Employer or concerning its officers, directors, employees or agents, or concerning its services or methods of doing business, and you will not otherwise do anything that could adversely affect any relationship of the Employer with any current, future or prospective client, customer, supplier or employee, or which could cause any current, future or prospective client or customer to refrain from entrusting business or additional business to the Employer.

12.3.                        You agree that, where applicable, the provisions of this section shall survive the termination of your employment with the Employer.

13.                               GOVERNING LAW

13.1.                        This Employment Agreement will be governed by and interpreted in accordance with relevant state law and United States federal law.

14.                               RESOLUTION OF DISPUTES BY ARBITRATION

14.1.                        You and the Employer agree that claims or controversies arising out of this Agreement or arising out of your employment shall be resolved by binding arbitration in lieu of trial by court or jury, subject to the exceptions identified in paragraph 14.2.

14.2.                        This agreement to arbitrate includes, without limitations, all claims for employment discrimination or harassment on the basis of any status protected by the laws of The United Kingdom, the United States, or state law, and any claims at common law for breach of express or implied contract, breach of the covenant of good faith and fair dealing, wrongful discharge, promissory estoppel, retaliation, harassment, personal injury, tort, or violation of public policy. This agreement to arbitrate is subject only to the following exceptions:

•                  claims by either party for temporary injunctive relief pending arbitration;

•                  administrative claims for unemployment compensation or workers’ compensation benefits; and

•                  administrative charges of discrimination brought with the Equal Employment Opportunity Commission or a state employment agency such as the California Department of Fair Employment and Housing.

14.3.                        Any dispute that is to be resolved by arbitration under this Agreement shall be decided by impartial arbitration held in the city or county in which the Employer’s office is located and shall be administered by the American Arbitration Association. Costs and fees of the arbitrator shall be borne equally by the parties or shall be allocated otherwise as determined by the arbitrator. Otherwise, all costs, fees and expenses incurred by each party shall be its responsibility. The arbitrator shall have authority to issue any order or remedy that may be issued by a trial court.

15.          COMPLETE AGREEMENT

15.1.                        This Agreement supersedes any and all other agreements, either oral or written, between the Employer and you with respect to your employment by the Employer.

15.2.                        This Agreement may not be amended, supplemented, or modified except by a written agreement that expressly refers to this Agreement and which is signed by an authorized representative of the Employer and you.

15.3.                        In the event that any provision of this Agreement is determined to be illegal, invalid, or void for any reason, the remaining provisions shall continue in full force and effect.

15.4.                        You represent and warrant to the Employer that there is no restriction or limitation, by reason of any agreement or otherwise, upon your right or ability to enter into this Agreement and fulfill the obligation under this Agreement.

15.5.                        You acknowledge and agree that you are not relying on any inducement, representation, promise, or other statement not expressly set forth herein in entering into this Agreement and accepting or continuing employment with the Employer, including without limitation any representative regarding the term of employment or any right to continue employment.

Finally, please sign and return a copy of the Intellectual Property Rights Deed as mentioned in Section 10 of this contract. This offer will remain open for a period of 14 days from the date of this letter. If it has not been accepted by then it will be deemed withdrawn.

Yours sincerely
ICO GLOBAL COMMUNICATIONS SERVICES INC.

/s/ Vivian Leinster
Vivian Leinster
Manager, Compensation and Benefits

I agree to the terms and conditions contained herein :

/s/ Robert Day			23 June 2000
Signed by: Robert Day			Date

I will be available to commence work on:		15 July 2000

Witness for the Employee:

DATED :	20 June 2000		/s/ EUGENE D WILLIAMS
Signature

EUGENE WILLIAMS
Print Name

400 CONTINENTAL BLVD. 6TH Fl. El SEGUNDO, CA 90245 USA
Address of Witness